Exhibit 99.1

News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
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                                                       For Release:  Immediately
                                                       Date: November 25, 2008
                                                       Contact:  Clemente Teng
                                                       (818) 244-8080



         TAMARA HUGHES GUSTAVSON JOINS PUBLIC STORAGE BOARD OF TRUSTEES

GLENDALE, California - Public Storage (NYSE:PSA) announced today the appointment of Tamara Hughes Gustavson to the Public Storage Board of Trustees, effective November 25, 2008. With the appointment of Ms. Gustavson, the Public Storage Board has a total of 11 trustees.

Ms. Gustavson, 47, was previously employed by Public Storage from 1978 to 2003, serving most recently as Vice President, Administration, and currently is the beneficial holder of approximately 22.3 million, or 13.1%, of Public Storage's outstanding common shares. She also serves on the Board of Directors of the USC-CHLA Institute for Pediatric Clinical Research. Ms. Gustavson is the daughter of B. Wayne Hughes, Chairman of the Board of Public Storage.

"We are pleased that our largest shareholder has decided to join the Board of Trustees," said Ronald L. Havner, Jr., Chief Executive Officer and President of Public Storage. "Ms. Gustavson's knowledge of our company and the self-storage business make her a valuable addition to our Board."

ABOUT PUBLIC STORAGE:
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Public  Storage,  a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. At September 30, 2008, the Company had interests in 2,017 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 179 storage facilities in seven Western European nations with approximately nine million net rentable square feet.

Additional information about Public Storage is available on our website, www.publicstorage.com.



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